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                                                                    Exhibit 99.1


FOR IMMEDIATE RELEASE


        VERTICALNET TAKES DECISIVE MEASURES TO BOLSTER FINANCIAL PROFILE
           ANNOUNCES PREFERRED STOCK REPURCHASE, REVERSE STOCK SPLIT,
                       AND COMPLETED SALE OF SMB DIVISION

MALVERN, PA, JULY 1, 2002 - Verticalnet, Inc. (NASDAQ: VERT), a leading provider of Collaborative Supply Chain Solutions, today announced three actions designed to substantially improve the company's financial profile by effectively increasing Verticalnet shareholder equity by approximately $101.0 million, effecting a reverse stock split to support a continued listing with NASDAQ, and selling its Small and Medium Business Group (SMB) consistent with the Company's software-centric focus.

In an effort to strengthen its balance sheet, reduce financial obligations, and increase common stock shareholder value, Verticalnet announced the repurchase of 100 percent of its Series A preferred stock and associated accrued dividends and warrants currently recorded at approximately $106.0 million, for a total cash consideration of $5.0 million. Effective June 28, 2002, this action terminates Verticalnet's April 2010 obligation to redeem these securities under the terms of the Series A preferred stock agreement, thereby eliminating approximately $106.0 million in balance sheet obligations while increasing common shareholder equity by approximately $101.0 million.

As part of Verticalnet's efforts to maintain its stock listing with NASDAQ, the Verticalnet Board of Directors has approved a 1:10 reverse stock split effective with the commencement of trading Monday, July 15, 2002. On June 5, 2002, Verticalnet shareholders authorized the Verticalnet Board of Directors to execute a reverse stock split in the range of 1:5 to 1:10.

As the final step in its strategy to focus solely on its core Collaborative Supply Chain Software business, Verticalnet today announced the sale of its SMB business to Corry Publishing, Inc., operator of www.isit.com, for an up-front cash payment of $2.35 million and a four-year performance-based earn-out of $6.5 million as well as the assumption of certain liabilities, effective June 28, 2002. Verticalnet has reflected the SMB division as discontinued operations since January 1, 2002.

"Strengthening our balance sheet and capital structure while maintaining a liquid trading profile for our shareholders has been and remains one of our management team's core objectives as we solidify our position as a leading software provider," said Kevin McKay, president and CEO of Verticalnet. "These actions represent a significant step forward towards creating shareholder value for our common stockholders and securing the company's long-term fiscal health while giving our management team added flexibility to pursue a variety of strategic initiatives."
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ABOUT VERTICALNET

Verticalnet (NASDAQ: VERT) is a leading provider of Collaborative Supply Chain Solutions that enable companies and their supply- and demand-chain partners to communicate, collaborate and conduct commerce more effectively. Verticalnet's Collaborative Supply Chain Solutions are unique. The Collaborative Supply Chain Foundation enables organizations to manage diverse communities of suppliers and buyers across disparate systems in a secure environment while providing multi-party data integration and an ability to support role-based security. With a comprehensive set of Collaborative Supply Chain applications, including Spend Management, Strategic Sourcing, Collaborative Planning, and Multi-tier Order Management, Verticalnet offers an extensive integrated supply chain solution. Verticalnet's solutions enable companies to achieve significant cost savings by reducing product costs and inventory levels, and to enhance top-line revenue growth through faster response to customer requirements. For more information about Verticalnet, please visit www.verticalnet.com.


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MEDIA CONTACT:

Nate Lentz    610-640-8027



Verticalnet is a registered trademark or a trademark in the United States and other countries of Vert Tech LLC.